Exhibit 5.1

October 7, 2024

Humacyte, Inc.

2525 East North Carolina Highway 54

Durham, North Carolina 27713

Ladies & Gentlemen:

We have acted as special counsel to Humacyte, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 5,681,820 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), (ii) warrants (“Warrants”) to purchase an aggregate of up to 5,681,820 shares of Common Stock (the “Warrant Shares”), and (iii) the Warrant Shares (collectively with the Shares and the Warrants, the “Securities”), pursuant to that certain Securities Purchase Agreement, dated October 4, 2024 (the “Purchase Agreement”), between the Company and the purchaser identified on the signature page thereto (the “Purchaser”). The offer and sale of the Securities are registered under the Securities Act pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-267225), which was filed with the Securities and Exchange Commission (the “Commission”) on September 1, 2022 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).

We have reviewed:

(i)              the Purchase Agreement;

(ii)             the form of Warrant;

(iii)            the Registration Statement;

(iv)            the prospectus, consisting of a base prospectus, dated September 9, 2022 (the “Base Prospectus”), as supplemented by a prospectus supplement, dated October 4, 2024 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, filed with the Commission on October 4, 2024, pursuant to Rule 424(b) under the Securities Act; and

(v)            such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed that the Shares have been or will be duly registered on the books of the transfer agent and registrar of the Common Stock in the name and on behalf of the Purchaser. We have assumed further that any Warrant Shares issued upon exercise of Warrants will be duly registered on the books of the transfer agent in the name or on behalf of the exercising holders of the Warrants. We have assumed further that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the Delaware General Corporation Law (the “DGCL”) with respect to the Shares and the Warrant Shares. We have assumed further that the Warrants will conform as to form to the specimen reviewed by us. We have assumed further compliance by the Company with the covenants, set forth in the Purchase Agreement. We have assumed further that the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have further assumed that the aggregate number of Warrant Shares issuable pursuant to exercise of the Warrants will not at any time exceed the number of shares of Common Stock available for issuance under the Company’s second amended and restated certificate of incorporation.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.            The Shares have been duly authorized, and when issued and sold by the Company pursuant to the terms of the Purchase Agreement and upon receipt by the Company of full payment therefor in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.

2.            The issuance and sale of the Warrants has been duly authorized by the Company, and when the Warrants have been duly executed and sold by the Company pursuant to the terms of the Purchase Agreement and upon receipt by the Company of full payment therefor in accordance with the Purchase Agreement, the Warrants will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.            The Warrant Shares have been duly authorized and, when issued and delivered by the Company pursuant to the terms of the Warrants and upon receipt by the Company of full payment of the exercise price thereof in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest; (v) restrictions upon assignments of a party’s rights under the Warrants; (vi) provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received; (vii) provisions purporting to make a party’s determination conclusive and (viii) exclusive jurisdiction or venue provisions.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the laws of the state of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof relating to the offering of the Securities. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP

3